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                                                                  EXHIBIT 10.10


                         LIBERTY GROUP PUBLISHING, INC.
                     PUBLISHERS' DEFERRED COMPENSATION PLAN

     This plan document is adopted and executed as of January 1, 1998 by LIBERTY GROUP PUBLISHING, INC.


                                  WITNESSETH:

     WHEREAS, Liberty Group Publishing, Inc. has established this Plan to provide certain Publisher selected by the Administration Committee with the means for deferring certain compensation for services to be rendered by the Key Executive Employees from this date forward until the Key Executive Employees' retirement or prior termination of employment; and

     WHEREAS, the adoption and execution of this Plan has been approved by the Board.


     ARTICLE 1. CERTAIN DEFINITIONS

     For purposes of this Plan, the following definitions shall have the meanings indicated, unless the context clearly indicates otherwise:

     1.1 Administration Committee: The individuals designated by the Board to oversee and administer the Plan.

     1.2 Agreement: The agreement, in the form attached hereto as Exhibit A and by this reference incorporated herein, whereby a Participant agrees to participate in the Plan and designates his Designated Beneficiary.

     1.3 Board:  The Board of Directors of Corporation.

     1.4 Cause: (i) Conduct or activity of the Participant materially detrimental to the Corporation's reputation or business (including financial) operations including, without limitation, theft or misappropriation of the Corporation's property; (ii) gross or habitual neglect or breach of duty or misconduct of the Participant in discharging the duties of his position; or
(iii) prolonged absence by the Participant from his duties (other than on account of illness or Disability) without the consent of the Corporation.

     1.5 Corporation: Liberty Group Publishing, Inc., a Delaware corporation, its parent, subsidiaries and affiliates.

     1.6 Designated Beneficiary: The individual, trustee, entity, or other personal representative designated by the Participant to receive benefits under this Plan in the event of Participant's death.


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     1.7 Disability:  The inability of a Participant to perform the material duties of his/her employment with the Corporation due to a mental or physical illness which illness continues for a three (3) consecutive month period.

     1.8 Effective Date:  January 1, 1998.

     1.9 Investment Fund: The portfolio or investment funds selected by the Administration Committee, and designated by the Participant, to be used as an index in calculating the Rate of Return.

     1.10 Key Executive Employee: A person who is designated as such by the Administration Committee.

     1.11 Participant: A Key Executive Employee recommended and approved by the Committee to participate in this Plan.

     1.12 Plan: The Liberty Group Publishing, Inc. Publisher's Deferred Compensation Plan.

     1.13 Retirement: The termination of a Participant's employment with the Corporation on or after attaining age sixty-five (65).

     1.14 Rate of Return: The amount credited to a Participant's Retirement Account based upon the net performance of the Investment Funds designated by the Participant as if the Retirement Accounts were actually invested in the Investment Funds.

     1.15 Retirement Account: The bookkeeping account as maintained by the Corporation with respect to any Discretionary Contributions made by the Company pursuant to this Plan, including any additions thereto. A Participant's Retirement Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. The Vested Percentage of the Participant's Retirement Account shall be equal to the product of the Retirement Account and the Participant's Vesting Percentage.

     1.16 Vesting Percentage: Unless as otherwise specified in the Agreement, the Participant's Vesting Percentage shall be determined with reference to a Participant's Years of Service in accordance with the following schedule:


         Years of Service                           Vesting Percentage
         ----------------                           ------------------

         less than 6 years                                          0%
         at least 6 years, but less than 7 years                   10%
         at least 7 years, but less than 8 years                   20%
         at least 8 years, but less than 9 years                   30%
         at least 9 years, but less than 10 years                  40%



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
         at least 10 years, but less than 11 years                 50%
         at least 11 years, but less than 12 years                 60%
         at least 12 years, but less than 13 years                 70%
         at least 13 years, but less than 14 years                 80%
         at least 14 years, but less than 15 years                 90%
         15 years or more                                         100%


     1.17 Years of Service: The term "Years of Service" means with respect to the Participant, any twelve (12) consecutive month period commencing on the date on which he first became a Key Executive Employee and during which the Participant completes at least 1,000 hours of service with the Corporation. Years of Service with American Publishing Company, or its subsidiaries or affiliates shall count.


     ARTICLE 2. ADMINISTRATION

     2.1 The Plan shall be administered by the Administrative Committee which shall be designated by the Board. The Administration Committee will adopt such uniform and nondiscriminatory regulations as it shall deem necessary or appropriate for the administration of this Plan. The Administration Committee shall have the full power, authority and discretion to adopt, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide and resolve all questions and issues interpreting the terms and conditions of this Plan which may arise hereunder. The Administration Committee may delegate one or more of its duties or responsibilities to other individuals.

     2.2 The decision or action of the Administration Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, binding and conclusive upon all persons having an interest in the Plan.

     2.3 The Administration Committee shall compute the benefits payable, as provided in this Plan, to Participants or their Designated Beneficiaries under this Plan.

     2.4 The Administration Committee shall keep a record of all proceedings and shall maintain or cause to be maintained all books of accounts, records or other data as may be necessary or advisable in the Administration Committee's judgment for the proper administration of the Plan.

     2.5 Each Participant who is to receive a benefit pursuant to this Plan, shall designate in a written form presented by the Administration Committee a beneficiary to receive benefits pursuant to Article 8 in the event of the Participant's death and shall file the same with the Administration Committee. The designation may be changed by filing a revised form with the Administration Committee without the consent of a Designated Beneficiary. The most recent designation received by the Administration Committee shall govern. In the event the Participant



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shall fail to select a Designated Beneficiary prior to his death, benefits shall be paid to the Participant's surviving spouse, if alive; otherwise to the personal representative of the Participant's estate for distribution in accordance with applicable law.

     2.6 Each Participant and Designated Beneficiary shall submit to Corporation, on a form provided by it, his current mailing address. It shall be the duty of each Participant and Designated Beneficiary to notify Corporation of any change of address. In the absence of such notice, Corporation may rely upon the last known address of the Participant and Designated Beneficiary.

     2.7 A Participant must provide to the Administration Committee all information requested in connection with the administration of any part of this Plan.


     ARTICLE 3. CLAIMS PROCEDURE

     3.1 Any person claiming a benefit, requesting information, an interpretation or ruling under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Administration Committee, setting forth such claim. The request must be addressed to the President of the Corporation at its then principal place of business.

     3.2 Upon receipt of a claim, the Administration Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Administration Committee may, however, extend the reply period for an additional ninety (90) days for a reasonable cause. If the Claim is denied in whole or in part, the Administration Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

     (1) The specific reason or reasons for such denial;

     (2) The specific reference to pertinent provisions of this Plan on which such denial is based;

     (3) A Description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

     (4) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

     (5) The time limits for requesting a review under Article 3.3 and for review under Article 3.4.

     3.3 Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Corporation review



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the determination of the Administration Committee.  Such request must be addressed to the Secretary of the Corporation, at its then principal place of business. The Claimant or this duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administration Committee. If the Claimant does not request a review of the Administration Committee's determination by the Secretary of the Corporation within such sixty (60) day period, he shall be barred and estopped from challenging the Administration Committee's determination. All decisions on review shall be final and bind all parties concerned.

     3.4 Within sixty (60) days after the Secretary's receipt of a request for review, he will review the Administration Committee's determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later then one hundred twenty
(120) days after receipt of the request for review.


     ARTICLE 4. ELIGIBILITY FOR PARTICIPATION IN THE PLAN

     4.1 Eligibility to participate shall be limited to those Key Executive Employees selected by the Administration Committee. The Administration Committee may provide that a Key Executive Employee becomes a Participant in the Plan effective as of any date and such Key Executive Employee shall become a Participant as of such date.

     4.2 Each Participant shall complete and execute an Agreement, in the form attached hereto, upon becoming a Participant or at such other time as the Administration Committee may require.


      ARTICLE 5. BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS

     5.1 This Plan is intended to be unfunded for tax purposes and is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Section 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The payments to the Participant, his Designated Beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Corporation. No person shall have nor acquire any interest in such assets by virtue of the provisions of this Plan. The Corporation's obligation under this Plan shall be an unfunded and



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unsecured promise to pay.  To the extent that the Participant or any other person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

     5.2 In the event that, in its discretion, the Corporation establishes a trust under this Plan to hold assets to assist the Corporation to meet its obligations in whole, or in part, hereunder, neither the Participant, his Designated Beneficiary, any other beneficiary nor any other person shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. Any trust created under this Plan and any assets held by such trust will be held for the payment of the Corporation's general creditors in the event of insolvency or bankruptcy.


     ARTICLE 6. RETIREMENT CONTRIBUTIONS

     The Corporation shall establish a Retirement Account for each Participant to which amounts hereinafter referred to as "Discretionary Contributions" may be credited by the Corporation. Discretionary Contributions, if any, may be credited at any time by the Corporation and may be fixed in terms of dollars, percentage of net profits, percentage of compensation or any other method so determined by the Corporation, in its sole and absolute discretion. The Corporation shall be under no obligation to make any contributions or allocations hereunder.


      ARTICLE 7. INVESTMENT OF RETIREMENT ACCOUNTS

     Each Participant's Retirement Account will be credited from time to time with the Rate of Return which shall be based upon the Investment Funds designated by the Participant. Selection of Investment Funds and changes in the designation of the deemed investment of Retirement Accounts in any Investment Funds shall be subject to rules and regulations promulgated by the Administration Committee from time to time. Notwithstanding the foregoing, the Corporation (or any trust created hereunder) shall be under no obligation to acquire any assets pursuant to a Participant's designation of Investment Funds, but such Participant's Retirement Account shall be valued as if the Retirement Accounts were invested as so directed.


     ARTICLE 8. BENEFITS UPON TERMINATION OF EMPLOYMENT

     8.1 Unless as provided below, a Participant's Retirement Account may not be distributed to the Participant prior to termination of the Participant's employment.

     8.2 Upon a Participant's termination of employment with the Corporation for any reason, the Corporation shall pay the Participant or, in the case of death, the Participant's



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Designated Beneficiary, benefits equal to the Vested Percentage of the
Participant's Retirement Account valued as of the last day of the month immediately preceding the date of the Participant's termination, in the form as set forth in Section 8.4 or Section 8.6, as the case may be.

     8.3 (a) Subject to Section 8.3(b), benefits shall be paid in the form selected by the Participant as specified in the Agreement. The forms of benefit payments shall be as follows:

                   (i) A lump sum payment.

                  (ii) Equal annual installments of the Retirement Account valued as set forth above, amortized over a period of five (5), ten
          (10), or fifteen (15) years.

          (b) Notwithstanding Section 8.3(a), if the Vested Percentage of the Participant's Retirement Account is less than ten thousand dollars ($10,000) on the date of termination, the benefit shall be paid in a lump sum.

     8.4 Benefits that are payable upon termination of employment shall commence as elected by the Participant. Commencement options are as follows:

          (a) Payments to commence as soon as practical after termination but in no case more than sixty (60) days after termination.

          (b) Payments to commence as soon as practical in the calendar year following termination but in no case more than ninety (90) days after the beginning of the calendar year.

     8.5 A Participant may elect to change the form of benefit payment (see
Section 8.3) or the timing of benefit commencement (see Section 8.4); provided however, that the Participant has made and filed with the Administrative Committee an appropriate form designated by the Administrative Committee prior to twenty four (24) months before termination of the Participant's employment.

     8.6 Notwithstanding anything contained herein to the contrary, upon the death of a Participant, the Corporation shall pay to the Participant's Designated Beneficiary an amount equal to the remaining unpaid balance of the Vested Percentage of the Participant's Retirement Account in a lump sum.

     8.7 To the extent required by the law in effect at the time payments are made, the Corporation shall withhold from the payments made hereunder any taxes required to be withheld by the federal or any state or local government.

     8.8 The Administration Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Designated Beneficiary to



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whom payment is due.  In the absence of such a legal representative, the
Administration Committee may, in it sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Administration Committee of incompetency, minority, or incapacity. Such distribution shall completely discharge the Administrative Committee from all liability with respect to such benefit.


     ARTICLE 9. TERMINATION OF EMPLOYMENT FOR CAUSE

     If a Participant's employment with the Corporation is terminated for Cause, the Participant shall forfeit any benefits otherwise payable pursuant to this Plan, regardless of his Vesting Percentage, and the Corporation shall have no obligations to the Participant under the Plan or the Corporation's Agreement with Participant.


     ARTICLE 10. MISCELLANEOUS PROVISIONS

     10.1 Corporation reserves the right to amend or terminate this Plan by resolution adopted by its Board; however, any amendment or termination permitted under this Article 10.1 shall not reduce or cancel any benefits, which has become vested at that point of time, or the manner of payment of such benefits payable to a Participant or his Designated Beneficiary.

     10.2 Construction of this Plan shall be governed by the laws of the State of Illinois, except as preempted by federal law.

     10.3 Nothing in this Plan, or any amendment thereto, shall give a Participant, Designated Beneficiary, employee or other person a right unless it is specifically provided or is accorded by Corporation pursuant to this Plan. Nothing in this Plan or any amendment thereto shall be construed as giving a Participant the right to remain in the employment of Corporation and all persons shall remain subject to discharge at any time to the same extent as if this Plan had not been adopted.

     10.4 This Plan does not create a trust in favor of a Participant, his Designated Beneficiary or any other persons claiming in his behalf, and the obligation of Corporation is solely a contractual obligation to make the payments due hereunder.

     10.5 The Corporation may, in its sole discretion, permit the Participant to take a leave of absence for a period not to exceed one (1) year. During this time the Participant will be considered to be in the continuous employ of the Corporation for purposes of this Plan.

     10.6 The interests of Participants and their Designated Beneficiaries are not subject to claims, indebtedness, attachment, execution, garnishment or other legal or equitable process, and



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such interests may not be voluntarily or involuntarily sold, transferred or assigned. Notwithstanding this Article 10.6, Corporation may apply any distribution pursuant to this Plan to satisfy, in whole or in part, any amounts due from Participant to Corporation.

     10.7 The Corporation at any time may transfer the assets of this Plan to a trust created by the Corporation on behalf of its Key Executive Employees.

     10.8 The terms of this Plan shall be binding upon the heirs, executors, administrators, successors and assigns of all parties in interest.

     10.9 Terms in the masculine shall be deemed to include the feminine, and terms in the singular shall be deemed to include the plural and vice versa, wherever the context so admits or requires.


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     IN WITNESS WHEREOF, Liberty Group Publishing, Inc. has caused this Plan to be executed and attested by its officer thereto duly authorized as of the day and year first above written.

                                            Liberty Group Publishing, Inc.


                                            By: __________________________
                                                President




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                                   EXHIBIT A


                         LIBERTY GROUP PUBLISHING, INC.
                     PUBLISHERS' DEFERRED COMPENSATION PLAN

                            PARTICIPATION AGREEMENT


     I hereby acknowledge that I have received a copy of the Publishers' Deferred Compensation Plan effective as of January 1, 1998 and have fully read and understand the Plan and agree to be bound by the terms thereof.

     As set forth on the attached enrollment form, I designate my Primary and Contingent Beneficiary to receive death benefits payable upon my death. NOTE:
If your Primary Beneficiary is not your spouse, your spouse must sign the Spousal Consent line on the enrollment form.

ACKNOWLEDGED:

LIBERTY GROUP PUBLISHING, INC.

By: _______________________________    ____________________________________
                                       Participant
Its: ______________________________

___________________________________    _____________________________________
Date                                   Date





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